UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2025

Aspira Women’s Health Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34810	33-0595156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building III Suite 100
Austin, Texas	78738
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 519-0400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWH	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 4, 2025, Aspira Women’s Health, Inc. (the “Company”) entered into an equity purchase agreement (the “Purchase Agreement”) with Triton Funds L.P. (“Triton”) for the purchase of up to $2 million of the Company’s shares of Common Stock.

Pursuant to the Purchase Agreement, Triton will purchase 354,988 shares of restricted common stock for $25,000 and upon effectiveness of a registration statement registering the shares of Common Stock, the Company will be able to close on the sale of up to $2 million of Common Stock, subject to the Nasdaq 19.99% limitation. The purchase price of the Common Stock will be 75% of the lowest traded price of the Common Stock five (5) business days prior to a closing. The Company intends to use the net proceeds received from the Purchase Agreement for ongoing commercial activities as well as general corporate purposes and working capital.

The Purchase Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Purchase Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the Purchase Agreement, which is attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 regarding the issuance of the shares of Common Stock is hereby incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2025, the Board (the “Board”) of Directors of the Company appointed Jeffrey Cohen, M.D. as a director of the Company.

Dr. Cohen has been a practicing physician at Allegheny Health Hospital since 1985 and at Allegheny Health Network since its formation in 2011. Since 2020, he has served as the Chief Physician Executive, Community Health and Innovation for AHN-Allegheny General, where he also served as President from 2016-2020. With more than forty years as a practicing urologist, Dr. Cohen is an expert in robot-assisted surgery. He graduated in 1976 from Syracuse University with a BS in Biology and received his medical degree from SUNY – Upstate Medical Center in 1979. Dr. Cohen completed a residency in urology at Case Western Reserve in 1984 and a fellowship in urology at The M.D. Anderson Cancer Center.

There is no arrangement or understanding between Dr. Cohen and any other person pursuant to which Dr. Cohen was appointed as a director. There are no family relationships between Dr. Cohen and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Dr. Cohen has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On April 4, 2025, the Board appointed Julie Carrillo, the Company’s Corporate Controller, to act as the Principal Accounting Officer of the Company on an interim basis.

On April 6, 2025, the Board appointed John Fraser and Cynthia Hundorfean as directors of the Company.

Mr. Fraser has been a managing partner at Seamark Capital for nearly 25 years. Mr. Fraser earned his Bachelor of Science in Business Administration from Bowling Green State University and his Masters in Business Administration with an emphasis in Finance from Ohio State University.

There is no arrangement or understanding between Mr. Fraser and any other person pursuant to which Mr. Fraser was appointed as a director. There are no family relationships between Mr. Fraser and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Mr. Fraser has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Ms. Hundorfean is a senior partner of The CEO Advisory Network and serves as a board member for Bender Leadership Academy, and a board advisor for several companies, including Avant-gard Health, Kaliber AI, Leadline, Inc. and Heuro Health, She previously worked as Chief Living Health Development Officer for Highmark Health and as President and Chief Executive Officer for Allegheny Health Network, a 14-hospital health system. Prior to that, Ms. Hundorfean worked as the Chief Administrative Officer for Cleveland Clinic. Ms. Hundorfean earned her Executive Master of Business Administration from Case Western Reserve University.

There is no arrangement or understanding between Ms. Hundorfean and any other person pursuant to which Ms. Hundorfean was appointed as a director. There are no family relationships between Ms. Hundorfean and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Ms. Hundorfean has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events.

On April 8, 2025, the Company issued a press release announcing the Private Placement and board appointments. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Equity Purchase Agreement dated April 4, 2025

99.1	Press Release dated April 8, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspira Women’s Health Inc.

Date: April 8, 2025	By:	/s/ Michael Buhle
Michael Buhle, Chief Executive Officer

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